Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Raises Fourth Quarter Earnings Estimate by $0.05

Announces Initial Fiscal 2005 Earnings Estimate

MEMPHIS, Tenn., April 8, 2004 ... FedEx Corporation (NYSE: FDX) today increased its earnings estimate for the fourth quarter of fiscal 2004 to $1.20 to $1.30 per diluted share, excluding the costs of the company’s business realignment activities, compared to $0.92 per diluted share a year ago.  Fiscal 2004 earnings are now expected to be $3.40 to $3.50 per diluted share, excluding business realignment costs and a one-time tax benefit recorded in the first quarter, compared to $2.74 per diluted share a year ago.

FedEx also announced it expects fiscal 2005 earnings of $4.00 to $4.20 per diluted share, an increase of 14% to 24% over the company’s revised fiscal 2004 forecast discussed above.

“We expect fiscal 2005 to be a strong year for FedEx, with very good improvement in our operating margin, earnings per share, cash flow and returns,” said Alan B. Graf, Jr., executive vice president and chief financial officer.  “Our optimism stems from increasing customer demand for services in all business segments, a lower cost structure at FedEx Express and improving economic conditions.”

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with the broadest portfolio of transportation, e-commerce and business services.  With annual revenues of $25 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx and Kinko’s brands.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 240,000 employees and contractors to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit fedex.com.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and third quarter FY2004 Statistical Book.  These materials, as well as a Webcast of the Investor and Lenders Meeting that began at 9:25 a.m. EDT on April 8, are available on the company’s Web site at www.fedex.com/us/investorrelations.  A replay of the Investor and Lenders Meeting Webcast will be posted on our Web site following the meeting.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, any impacts on the company’s business resulting from the timing, speed and magnitude of the U.S. domestic economic recovery, the number, timing, mix and relocation costs of replacement personnel required as a result of the company’s early retirement and severance programs, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage the Kinko’s business, the impact of changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels, the timing and amount of any money that FedEx is entitled to receive under the Air Transportation Safety and System Stabilization Act and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact:  FedEx Media Relations 901-434-8100

Investor Contact:  Jim Clippard 901-818-7468

Home Page:  fedex.com

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES

The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat.  Excluding the impact of business realignment costs from our earnings guidance will allow more accurate comparisons to prior and future periods of expected operating performance in fiscal 2004.  As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.

	Q4 Diluted EPS Guidance	FY 2004 Diluted EPS Guidance	FY 2005 Diluted EPS Guidance Year- Over-Year Change
Non-GAAP Measure	$1.20 to $1.30	$3.40 to $3.50	14% to 24%

Business Realignment Costs	(0.01)	(0.88)	—

Benefit From Tax Case Decision	—	0.08	—

GAAP Measure	$1.19 to $1.29	$2.60 to $2.70	48% to 62%